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                                   EXHIBIT 12.1
                          SAN DIEGO GAS & ELECTRIC COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                           AND PREFERRED STOCK DIVIDENDS
                              (Dollars in millions)

                                                                                   Nine
                                                                                 months
                                                                           September 30,
                               1998      1999      2000      2001      2002        2003
                            --------  --------  --------  --------  --------   --------
Fixed Charges and Preferred
Stock Dividends:

Interest                       $ 118      $131      $119      $ 96      $ 83       $ 56

Interest portion of
  annual rentals                   7         5         3         3         4          2
                            --------  --------  --------  --------  --------   --------
Total Fixed
  Charges                        125       136       122        99        87         58

Preferred Stock Dividends(1)      11        10        13        11         9          7
                            --------  --------  --------  --------  --------   --------
Combined Fixed Charges
  and Preferred Stock
  Dividends for
  Purpose of Ratio              $136      $146      $135      $110      $ 96       $ 65
                            ========  ========  ========  ========  ========   ========
Earnings:

Pretax Income from
  Continuing Operations         $332      $325      $295      $324      $300       $391

Total Fixed Charges
  (from above)                   125       136       122        99        87         58
Less: Interest
  Capitalized                      1         1         3         1         1          -
                            --------  --------  --------  --------  --------   --------
Total Earnings for
  Purpose of Ratio              $456      $460      $414      $422      $386       $449
                            ========  ========  ========  ========  ========   ========
Ratio of Earnings
  to Combined Fixed
  Charges and Preferred
  Stock Dividends               3.35      3.15      3.07      3.84      4.02       6.91
                            ========  ========  ========  ========  ========   ========


(1)  In computing this ratio, "Preferred stock dividends" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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